Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Nine Months Ended
		September 30,
(dollars in thousands)		2007	2006
Earnings:
Income Before Provision for Income Taxes		$222,332	$218,088
Add:	Fixed Charges Including Interest on Deposits	156,129	120,724
	Interest on FIN 48 Liabilities	(200)	-
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		378,261	338,812
Less:	Interest on Deposits	104,689	72,753
	Interest on FIN 48 Liabilities	(200)	-
Total Earnings Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$273,772	$266,059

Fixed Charges:
Fixed Charges Including Interest on Deposits		$156,129	$120,724
Add:	Interest on FIN 48 Liabilities	(200)	-
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		155,929	120,724
Less:	Interest on Deposits	104,689	72,753
	Interest on FIN 48 Liabilities	(200)	-
Total Fixed Charges Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$51,440	$47,971

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities		2.4x	2.8x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities		5.3x	5.5x